SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ON ASSIGNMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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May 6, 2002

Dear Stockholder:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of On Assignment, Inc. (the “Company”) on Tuesday, June 18, 2002, at 10:00 a.m., at the Company’s corporate headquarters, 26651 West Agoura Road, Calabasas, California 91302. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon.

      Please sign and return your Proxy now whether or not you plan to attend the meeting. If you attend the meeting, you may still vote in person if you so desire.

Sincerely,

JOSEPH PETERSON, M.D.
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

ON ASSIGNMENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 18, 2002

To the Stockholders of On Assignment, Inc.:

      The Annual Meeting of Stockholders of On Assignment, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 18, 2002, at 10:00 a.m. local time, at the Company’s corporate headquarters, 26651 West Agoura Road, Calabasas, California 91302, for the following purposes:

1. To elect two directors, each for a three year term.

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

3. To transact such other business that may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on April 22, 2002 are entitled to notice of and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

By Order of the Board of Directors,

RONALD W. RUDOLPH
Secretary

Calabasas, California

May 6, 2002

GENERAL INFORMATION FOR STOCKHOLDERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
PROPOSAL ONE -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
STOCK PERFORMANCE GRAPH
BOARD AUDIT COMMITTEE REPORT
PROPOSAL TWO -- RATIFICATION OF INDEPENDENT ACCOUNTANTS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL REPORT AND FORM 10-K
SHAREHOLDER PROPOSALS
OTHER MATTERS

PROXY STATEMENT

ON ASSIGNMENT, INC.

26651 West Agoura Road
Calabasas, CA 91302

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2002

GENERAL INFORMATION FOR STOCKHOLDERS

      The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of On Assignment, Inc., a Delaware corporation (the “Company”), for use at its Annual Meeting of Stockholders to be held on Tuesday, June 18, 2002 (the “Annual Meeting”), and at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. at the Company’s corporate headquarters, 26651 West Agoura Road, Calabasas, California 91302. These proxy solicitation materials were first mailed on or about May 6, 2002 to all stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

      Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Executive Vice President, Finance and Chief Financial Officer of the Company at the Company’s principal executive offices, 26651 West Agoura Road, Calabasas, California 91302, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, or other means by directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Record Date, Voting and Share Ownership

      Stockholders of record on April 22, 2002 are entitled to notice of and to vote at the Annual Meeting. At April 22, 2002, 26,791,498 shares of the Company’s Common Stock, $.01 par value, were issued and outstanding. No shares of the Company’s preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

      The number of shares outstanding as of April 22, 2002 and entitled to notice of and to vote at the Annual Meeting includes 3,902,000 shares (the “HPO Shares”) issued to shareholders of Health Personnel Options Corporation (“HPO”) in connection with the merger of HPO into On Assignment Acquisition Corp., a wholly-owned subsidiary of the Company, on April 19, 2002. The following table titled “Beneficial Ownership of Common Stock (as of March 7, 2002)” includes two columns indicating the percent of total shares outstanding owned by each named beneficial owner. The column entitled “Percent of Total Shares Outstanding” is calculated assuming 22,712,757 shares of Common Stock were outstanding on March 7, 2002. The column entitled “Percent of Total Shares Outstanding (with HPO Shares)” is calculated as if both the 22,712,757 shares of Common Stock actually outstanding as of March 7, 2002, and the 3,902,000 HPO Shares issued on April 19, 2002, were outstanding as of March 7, 2002.

BENEFICIAL OWNERSHIP OF COMMON STOCK

(As of March 7, 2002)

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of March 7, 2002 by (i) all persons who are known to the Company to be beneficial owners of five percent or more of the Company’s Common Stock, (ii) each director and nominee, (iii) the Named Officers (as defined below in the section titled “Executive Compensation and Related Information”), and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within sixty (60) days of the date that information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at a particular date.

			Percent of Total
	Number of	Percent of Total	Shares Outstanding
Name and Address	Shares	Shares Outstanding**	(with HPO Shares)***

FMR Corp.(1)	2,895,600	12.7%	10.9%
82 Devonshire Street, Boston, MA 02109
J.P. Morgan Chase & Co.(2)	2,084,240	9.2%	7.8%
270 Park Avenue New York, NY 10017
Merrill Lynch & Co., Inc.(3)	1,570,445	6.9%	5.9%
4 World Financial Center New York, NY 10080
Franklin Resources, Inc.(4)	1,149,582	5.1%	4.3%
901 Mariners Island Blvd., 6th Floor San Mateo, CA 94404
H. Tom Buelter(5)	—	*	*
Karen Brenner(6)	45,000	*	*
William E. Brock(7)	64,800	*	*
Elliott Ettenberg	—	*	*
Jonathan S. Holman(8)	19,000	*	*
Jeremy M. Jones(9)	81,000	*	*
Joseph Peterson, M.D.	—	*	*
Kathy West(5)	—	*	*
Dana Hallberg(10)	50,628	*	*
Shelly Carolan(11)	10,602	*	*
Ronald W. Rudolph(12)	28,045	*	*
All current directors and officers as a group (9 persons)(13)	299,075	1.3%	1.1%

*	Less than one percent.

**	Percentage of beneficial ownership is calculated assuming 22,712,757 shares of Common Stock were outstanding on March 7, 2002. This percentage also includes Common Stock as to which such individual or entity has the right to acquire beneficial ownership within sixty days of March 7, 2002 including, but not limited to, the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(1)(i) under the Securities Exchange Act of 1934.

***	Percentage of beneficial ownership is calculated as if both the 22,712,757 shares of Common Stock actually outstanding as of March 7, 2002 and the 3,902,000 HPO Shares issued on April 19, 2002, were outstanding as of March 7, 2002. The Company issued 1,581,096 of the HPO Shares to River Cities Capital Fund Limited Partnership and River Cities Capital Fund II Limited Partnership (the “Funds”). Assuming 26,614,757 shares of Common Stock, including the HPO Shares, had been outstanding on March 7, 2002, the Funds would have owned 6% of the total shares of common stock outstanding at that date.

(1)	Pursuant to a Schedule 13G dated November 13, 2001 and filed with the Securities and Exchange Commission, FMR Corp. has reported that: it had sole power to dispose of 2,895,600 shares; its beneficial ownership of such shares arose from its wholly-owned subsidiaries’ services as investment advisers to investment accounts which own such shares; and none of such investment accounts individually owns more than five percent of the Company’s securities.

(2)	Pursuant to a Schedule 13G/A dated February 13, 2002 and filed with the Securities and Exchange Commission, J.P. Morgan Chase & Co. has reported that: it had sole power to dispose of 2,081,870 shares; it had shared power to dispose of 2,370 shares; it had sole voting power with respect to 1,315,468 shares; its beneficial ownership of such shares arose from its services as investment adviser to investment accounts which own such shares; and none of such investment accounts individually owns more than five percent of the Company’s securities.

(3)	Pursuant to a Schedule 13G dated February 5, 2002 and filed with the Securities and Exchange Commission, Merrill Lynch & Co., Inc. has reported that: it had shared power to dispose of 1,570,445 and shared voting power with respect to these shares; its beneficial ownership of such shares arose from its services as investment adviser to investment accounts which own such shares; and none of such investment accounts individually owns more than five percent of the Company’s securities.

(4)	Pursuant to a Schedule 13G dated February 14, 2002 and filed with the Securities and Exchange Commission, Franklin Resources, Inc. has reported that: 1,149,582 shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by its direct and indirect investment advisory subsidiaries (the “Subsidiaries”). The Subsidiaries have all investment and/or voting power over these securities and therefore such Subsidiaries may be deemed to be, for the purpose of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of such securities.

(5)	H. Tom Buelter resigned as Chief Executive Officer of the Company on September 1, 2001, and as a Director and Chairman of the Board on February 1, 2002. Kathy West resigned as President of the Company on September 1, 2001.

(6)	Includes 45,000 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

(7)	Includes 64,800 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

(8)	Includes 15,000 shares underlying stock options exercisable on or within 60 days of March 7, 2002 and 4,000 shares held by The Holman Group, Inc. Profit Sharing Trust.

(9)	Includes 69,000 shares underlying stock options exercisable on or within 60 days of March 7, 2002 and 12,000 shares held by the Jones Family Trust.

(10)	Includes 39,997 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

(11)	Includes 10,373 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

(12)	Includes 27,396 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

(13)	Includes 271,566 shares underlying stock options exercisable on or within 60 days of March 7, 2002.

PROPOSAL ONE — ELECTION OF DIRECTORS

      The Bylaws of the Company provide that the Board of Directors shall be comprised of not less than four nor more than seven Directors, with the exact number to be fixed by the Board. The currently authorized number of Directors is six. The Company’s Restated Certificate of Incorporation provides for a classified Board of Directors, with the terms of office of each class of Directors ending in successive years. At the 2002 Annual Meeting, two Directors will be elected to serve until the 2005 annual meeting or until their successors are elected and qualified. The Board of Directors has selected two nominees, both of whom are currently Directors of the Company. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below. If, however, either nominee named in the Proxy is unable or unwilling to serve (an event which is not expected), the proxies (except those marked to the contrary) may be voted for another person in place of that nominee at the Annual Meeting. The two candidates receiving the highest number of FOR votes cast will be elected as Directors.

      The Board of Directors recommends that the stockholders vote FOR the election of the following nominees to serve as Directors of the Company until the third Annual Meeting following the 2002 Annual Meeting or until their respective successors have been elected and qualified.

Nominees for Term Ending in 2005

      Set forth below is information regarding the nominees, the period during which they have served as Directors and certain other information furnished by them.

Jonathan S. Holman, 56, has served as a Director of the Company since March 1994. Since 1981, Mr. Holman has been the President and Founder of The Holman Group, Inc., an executive search firm.

Joseph Peterson, M.D., 41, joined the Company in July 2001 and has served as Chief Executive Officer and President since September 2001. Dr. Peterson also serves as a Director of the Company and as a Director of Global Health Council, the world’s largest membership alliance dedicated to improving health worldwide. From 1992 through 2001, Dr. Peterson co-founded and was Chief Executive Officer of three companies providing innovative customer care to large institutional clients primarily in the financial services industry. From 1988 through 1991, Dr. Peterson served as Medical Director and ultimately Chief Operating Officer of World Access, Inc., a subsidiary of Blue Cross & Blue Shield of the National Capital Area. Dr. Peterson is a Board-certified emergency physician, and practiced his specialty for ten years in the Emergency Department of the George Washington University Hospital, in Washington, D.C., where he was an Associate Professor of Emergency Medicine, and a Fellow of the American Board of Emergency Medicine.

Continuing Directors

      Set forth below is information regarding the continuing Directors of the Company, the period during which they have served as Directors and certain other information furnished by them.

Term Ending in 2003

Karen Brenner, 46, has served as a Director of the Company since October 1993. Ms. Brenner has been a principal of Brenner & Company, LLC, a financial and management advisory firm since February 1999. From September 1997 through December 1999, Ms. Brenner served as a Director of Motorcar Parts and Accessories, an automotive remanufacturer of alternators and starters. From October 1996 through June 1998, Ms. Brenner served as Chairman, President and Chief Executive Officer of Carlyle Industries, Inc. (“Carlyle”), formerly Belding Heminway Co., Inc., a distributor of buttons and home sewing and craft products. She was elected Chairman of the Board of Carlyle in May 1996. From June 1994 through June 1998, Ms. Brenner served as Chairman and Chief Executive Officer of Lincoln Snacks, a snack food company. Ms. Brenner was formerly the Chairman of Swiss Army Brands, formerly The Forschner Group, a consumer goods company, from February 1992 through February 1994 and a consultant to The Forschner Group, Inc. from July 1990 through December 1994. From November 1991 through February 1998, Ms. Brenner was Managing Director of Noel Group, Inc. (“Noel”), a holding company for controlling of significant equity interests in small and medium-sized operating companies. From October 1989 to November 1991, Ms. Brenner was a Director and a Vice President of Noel. Ms. Brenner served as Director of Simons Outdoor Group, a consumer goods company, from 1991 to 1995, and as a Director of VISX, Inc., an ophthalmic laser company, from 1989 to 1995.

Jeremy M. Jones, 60, has served as a Director of the Company since May 1995. Mr. Jones has served as Managing Director of Mobil Laser Services, LLC, a provider of mobil excimer lasers, since July 1999, and as an investor and business development consultant since February 1998. From 1995 through January 1998, Mr. Jones was Chief Executive Officer and Chairman of the Board of Apria Healthcare Group, Inc., a home healthcare services provider. From 1991 to 1995, Mr. Jones was Chief Executive Officer and Chairman of the Board of Homedco Group, Inc., a home healthcare services company which was merged into Apria Healthcare Group, Inc. in 1995.

Term Ending in 2004

The Honorable William E. Brock, 71, was elected to the Board of Directors of the Company in April 1996. Since October 1996, he has been the Founder and Chairman of Intellectual Development Systems, Inc., a firm specializing in the servicing and delivery of learning development systems to public schools. From 1994 to 1996, he was the Founder and Chief Executive Officer of The Brock Offices, a consulting office on education and trade issues. From 1991 to 1994, Senator Brock was the Chairman of The Brock Group, a firm specializing in international trade, investment and human resources. From 1988 to 1991 he served as Chairman of the National Endowment for Democracy, an organization he helped found. Senator Brock served in President Reagan’s cabinet as the United States Trade Representative from 1981 to 1985 and as Secretary of Labor from 1985 to 1987. From 1977 to 1981, Senator Brock served as National Chairman of the Republican Party. From 1970 to 1976, he was a member of the U.S. Senate and from 1962 to 1970 a member of the U.S. House of Representatives.

Elliott Ettenberg, 55, has served as a Director of the Company since February, 2002. Since 1998 Mr. Ettenberg has served as the Chairman and Chief Executive Officer of Customer Strategies Worldwide, Inc., a marketing consultancy operating out of New York. Prior to joining Customer Strategies Worldwide, Inc., Mr. Ettenberg was the Chairman and CEO of both Bozell Retail Worldwide and Prism Communications Limited.

      There are no family relationships among executive officers or Directors of the Company.

CORPORATE GOVERNANCE

Board Committees and Meetings

      The Board of Directors held 10 meetings during the fiscal year ended December 31, 2001. The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. It does not have a Nominating Committee.

      The Audit Committee consists of three directors, Ms. Brenner, Mr. Holman and Mr. Jones. The Audit Committee is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held 5 meetings during 2001.

      The Compensation Committee consists of two directors: Mr. Brock and Mr. Holman. The Compensation Committee held no meetings during 2001 and acted by written consent on 3 occasions. The Compensation Committee reviews the Company’s general compensation policies and recommends to the full Board of Directors the compensation levels for the Company’s executive officers. It also administers the Company’s Restated 1987 Stock Option Plan (as amended and restated July 11, 2000) (the “Option Plan”) and its Employee Stock Purchase Plan.

      The Stock Option Committee currently consists of one director, Joseph Peterson, M.D. The Stock Option Committee acted by written consent on 12 occasions during 2001. It has limited authority to grant stock options to eligible individuals who are not officers or Directors of the Company.

      During 2001, each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he or she served.

Director Compensation

      Each non-officer Director receives the following fees for services as a Director: a cash retainer of $10,000 (payable quarterly in arrears); $2,000 per regularly scheduled Board meeting attended in person or by telephone; $300 per special telephonic Board meeting; $300 per Committee meeting (if held separately) attended in person or by telephone. In addition, the Company reimburses all non-officer Directors for their reasonable expenses incurred in attending Board or Committee meetings. Also, non-officer Directors are paid $1,500 per day for substantial services requested by the Company in addition to regular Board or Committee oversight and review duties. The Company paid Karen Brenner $1,500, Jonathan Holman $1,500 and Jeremy Jones $1,500, for such additional services during 2001.

      Each non-officer Director receives an automatic annual grant of an option to purchase 9,000 shares of the Company’s Common Stock. In 2001, all four non-officer Directors serving on the date of the 2001 Annual Meeting received an automatic stock option on that date to purchase 9,000 shares of the Company’s Common Stock at an exercise price of $23.01 per share.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Board of Directors and Compensation Committee Report

      The Compensation Committee (the “Committee”) of the Board of Directors recommends to the Board the compensation of the Company’s executive officers. It also administers the Company’s Option Plan and the Company’s Employee Stock Purchase Plan. In addition, the Committee recommends to the Board the individual bonus programs for executive officers each fiscal year. The full Board sets the base salaries and approves individual bonus programs for the Company’s executive officers, with Joseph Peterson, M.D. abstaining as to proposals regarding his own salary and bonus program.

      For the 2001 fiscal year, the Board accepted the recommendations of the Committee in establishing the compensation payable to the Company’s executive officers other than Dr. Peterson, whose compensation, established by the terms of an agreement between Dr. Peterson and the Company, was approved by the Committee and the Board.

      General Compensation Policy. Our fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. It is our objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels of similarly sized companies, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of performance goals, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. Generally, as an officer’s level of responsibility increases, a greater portion of his or her total compensation will depend upon Company performance and stock price appreciation rather than base salary.

      Factors. Several of the more important factors which were considered in establishing the components of each executive officer’s compensation package for the 2001 fiscal year are summarized below. Additional factors were also taken into account to a lesser degree. The Committee and/or the Board may in their discretion apply entirely different factors, particularly different measures of financial performance, in recommending and/or setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policy indicated above.

•	Base Salary. The base salary for each executive officer is set on the basis of personal performance, the average salary levels in effect for comparable positions with companies with total revenues similar to the Company’s and internal comparability standards.

•	Annual Incentive Compensation. Company executives are eligible for annual, performance-based incentives. At the start of each fiscal year, the Board establishes corporate performance targets. Executives are granted bonuses based, in part, on the achievement of such performance targets. Additional incentive compensation is awarded in the discretion of the Committee based on individual performance during the applicable fiscal year.

•	Long-Term Incentive Compensation. The Committee periodically approves grants of stock options to each of the Company’s executive officers under the Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set to achieve a potential percentage ownership stake in the Company that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, but it also takes into account the individual’s potential for future responsibility over the option term, the individual’s personal performance in recent periods and the individual’s current holdings of the Company’s stock and options. New options were granted to all of the Company’s executive officers in its 2001 fiscal year, and were consistent with these policies.

      CEO Compensation. The fiscal year 2001 base salary for the Company’s current Chief Executive Officer, Joseph Peterson, M.D., was $275,000. Dr. Peterson joined the Company in July and was named President and Chief Executive Officer of the Company effective September 1, 2001. His annual base salary for 2001 was pro-rated based upon his start date with the Company. Dr. Peterson’s 2001 compensation was set by the terms of his written agreement with the Company executed in connection with his hiring, which established such items as salary, bonus, and stock awards.

      Final Bonus Compensation. During fiscal year 2001, H. Tom Buelter and Kathy West resigned from their positions as Chief Executive Officer and President of the Company, respectively. Following the announcement of Mr. Buelter’s and Ms. West’s planned resignations on September 1, 2001, the Board of Directors, including all members of the Compensation Committee, but excluding Mr. Buelter, exercised its discretion to award a final bonus of $200,000 to Mr. Buelter and $150,000 to Ms. West in recognition of their extraordinary contributions to the Company over the years. These final bonuses, awarded on August 31, 2001, were not tied to the Company’s performance during fiscal year 2001, but reflected the long term results that the Company has achieved under the leadership of Mr. Buelter and Ms. West.

      We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries and that except for Joseph Peterson, M.D., no member of the Board of Directors is a former or current officer or employee of the Company or any of its subsidiaries.

The Board of Directors

Karen Brenner
William E. Brock*
Elliott Ettenberg
Jonathan S. Holman*
Jeremy M. Jones
Joseph Peterson, M.D.

*	Compensation Committee Member

Summary of Cash and Certain Other Compensation

      The following table sets forth the compensation earned by the Company’s prior and current Chief Executive Officers (the “CEOs”) and the Company’s four most highly compensated executive officers other than the CEOs (collectively, the “Named Officers”), for services rendered in all capacities to the Company for each of the last three fiscal years. Joseph Peterson, M.D. joined the Company in July 2001. The Board elected him as President and Chief Executive Officer effective September 1, 2001. H. Tom Buelter and Kathy West resigned as Chief Executive Officer and President, respectively, as of that date. Mr. Buelter continued to serve as Chairman of the Board of Directors until February 1, 2002.

Summary Compensation Table

				Long Term
				Compensation

				Awards
	Annual Compensation
				Securities Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)

Joseph Peterson, M.D.*	2001	$141,762	$100,000	200,000
Chief Executive Officer, President and	2000	—	—	—
Director	1999	—	—	—
Ronald W. Rudolph	2001	205,000	110,000	25,000
Executive Vice President, Finance,	2000	190,000	80,000	35,000
Chief Financial Officer and Secretary	1999	183,000	75,000	30,000
Dana Hallberg	2001	171,345	45,000	10,000
Senior Vice President Operations,	2000	135,574	62,400	30,000
Review and Analysis	1999	131,424	47,400	20,000
Shelly Carolan	2001	122,384	40,503	15,000
Senior Vice President, Lab Support,	2000	97,809	28,017	7,000
Domestic Operations	1999	106,942	9,217	20,000
H. Tom Buelter**	2001	247,211	200,000	—
Chief Executive Officer	2000	290,000	160,000	50,000
	1999	275,000	150,000	60,000
Kathy West**	2001	197,981	150,000	—
President	2000	235,000	100,000	50,000
	1999	225,000	100,000	50,000

*	Effective as of July 2, 2001.

**	Tom Buelter resigned as Chief Executive Officer of the Company on September 1, 2001, and as a Director and Chairman of the Board on February 1, 2002. Kathy West resigned as President of the Company on September 1, 2001.

Stock Options

      The following table provides information with respect to the stock option grants made during the 2001 fiscal year under the Option Plan to the Named Officers for such fiscal year:

Option/SAR Grants in Last Fiscal Year

		Individual Grants
						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates
	Securities		Options/SARs	Exercise		of Stock Price Appreciation
	Underlying		Granted to	or Base		for Option Term
	Options/SARs	Grant	Employees in	Price	Expiration
Name	Granted(#)(1)	Dates	Fiscal Year(2)	($/sh)(3)	Date	5%($)(4)	10%($)(4)

Joseph Peterson, M.D.	200,000	07/02/01	19.5%	$17.97	07/02/2011	$5,854,247	$9,321,910
Ronald W. Rudolph	25,000	07/02/01	2.4%	17.97	07/02/2011	731,781	1,165,239
Dana Hallberg	10,000	07/02/01	0.9%	17.97	07/02/2011	292,712	466,096
Shelly Carolan	5,000	07/02/01	0.5%	17.97	07/02/2011	146,356	233,048
	10,000	11/12/01	0.9%	18.51	11/12/2011	301,508	480,102
H. Tom Buelter*	—	—	—	—	—	—	—
Kathy West*	—	—	—	—	—	—	—

*	H. Tom Buelter resigned as Chief Executive Officer of the Company on September 1, 2001, and as a Director and Chairman of the Board on February 1, 2002. Kathy West resigned as President of the Company on September 1, 2001.

(1)	For employees who have worked for the Company longer than one year, options granted are exercisable in equal monthly installments over 48 months from the date of their grants. Options granted to Joseph Peterson, M.D., who has been employed for less than one year, become exercisable 25% on the first anniversary of his employment and the remainder in equal monthly installments over 36 months from the date of the grant. All options are exercisable so long as employment with the Company or one of its subsidiaries continues. To the extent not already exercisable, options generally become exercisable upon a Change in Control unless the option is assumed or replaced with a comparable option by the surviving entity. Options are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable and outstanding for at least six months at the time of a “Hostile Takeover”, will automatically be cancelled in return for a cash payment to the optionee based upon the tender-offer price of the Common Stock subject to that option. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service to the Company.

(2)	Based on options for 1,028,250 shares of Common Stock granted to the Company’s employees during the 2001 fiscal year.

(3)	Each option was granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(4)	The 5% and 10% assumed growth rates are arbitrary assumptions specified by the Securities and Exchange Commission, not predictions of the Company. The potential realizable value is calculated based on the 10-year option term and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is sold on the last day of its term for the appreciated price. The real value of the options in this table will depend on the actual performance of the Company’s Common Stock during the applicable period and on the date the options are exercised.

Option Exercises and Holdings

      The table below sets forth information concerning the exercise of options during the 2001 fiscal year and unexercised options held as of the end of such year by the Named Officers for such fiscal year. No stock appreciation rights were exercised during the 2001 fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

		Aggregate Value	Number of Securities		Value of Unexercised
		Realized	Underlying Unexercised		In-the-Money
		(Market Price at	Options/SARs at		Options/SARs
	Shares	Exercise Less	FY-End(#)		at FY-End($)(1)
	Acquired on	Exercise Price)
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph Peterson, M.D.	—	—	—	200,000	$—	$1,000,000
Ronald W. Rudolph	22,708	$255,488	16,981	68,646	56,060	284,973
Dana Hallberg	21,675	402,834	31,667	48,959	193,529	188,253
Shelly Carolan	5,208	47,022	6,292	29,106	40,381	156,970
H. Tom Buelter*	196,139	2,273,718	134,141	—	1,014,082	—
Kathy West*	93,488	1,041,546	61,668	—	365,328	—

(1)	The values are based on the $22.97 per share closing price of the Company’s Common Stock on December 31, 2001, less the exercise price of the option.

*	H. Tom Buelter resigned as Chief Executive Officer of the Company on September 1, 2001, and as a Director and Chairman of the Board on February 1, 2002. Kathy West resigned as President of the Company on September 1, 2001.

Severance Plan and Change in Control

      In 1998, the Board adopted the On Assignment, Inc. Change in Control Severance Plan (“Severance Plan”) to provide severance benefits for officers and other eligible employees who lose their jobs following an acquisition of the Company. Under the Severance Plan, if an eligible employee is involuntarily terminated within 18 months of a Change in Control (as defined in the Severance Plan), then the employee will be entitled to salary plus target bonus payable in a lump sum. Involuntary termination is defined in the Severance Plan to include a termination by the Company without cause or a voluntary termination by the employee following (I) a reduction in compensation, (II) a relocation in the employee’s place of employment which is more than 35 miles or (III) in the case of an officer, a change in the employee’s position with the Company that materially reduces his or her level of responsibility or authority. Upon a termination of employment following a Change in Control, the Company’s Chief Executive Officer would receive 18 months of salary and target bonus, a president or senior vice president would receive 12 months of salary and target bonus, all other officers would receive nine months of salary and target bonus, and other employees would receive lesser amounts. The Severance Plan provides for a reduction in the cash severance benefit payable under the Severance Plan if the employee would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code, but only to the extent that such reduction results in the receipt of a greater after-tax benefit by the employee.

      Upon a Change in Control, options granted to persons other than non-employee directors under the Option Plan, will become fully vested and exercisable unless the options are assumed or replaced with comparable options by the surviving entity. Upon a Change in Control, options granted to non-employee directors under the Option Plan will become fully vested and exercisable. Upon a Hostile Takeover, options granted to non-employee directors and executive officers subject to Section 16(a) of the Securities Exchange Act of 1934 under the Option Plan will be canceled in exchange for a cash distribution from the Company in an amount equal to the take-over price per share less the exercise price per share subject to the options.

Certain Relationships and Related Transactions

      None of the Company’s Named Officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

STOCK PERFORMANCE GRAPH

      The graph depicted below shows the Company’s stock price as an index assuming $100 invested on January 1, 1997. Also depicted are the composite prices of companies listed on Nasdaq and of companies listed in the SIC Code No. 736 — Personnel Supply Services Companies Index. The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock. Information used in the graph was obtained from Media General Financial Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Comparison of Cumulative Total Return Among On Assignment, Inc., Nasdaq Composite Index and SIC Code No. 736 — Personnel Supply Services Companies Index

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG ON ASSIGNMENT, INC., NASDAQ COMPOSITE INDEX AND PEER GROUP INDEX

	1/1/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

ON ASSIGNMENT, INC	100.00	179.66	233.90	202.54	386.44	311.46
PEER GROUP INDEX	100.00	125.61	125.61	139.58	119.26	110.11
NASDAQ COMPOSITE INDEX	100.00	122.32	172.52	304.29	191.25	152.46

Assumes $100 invested on Jan. 1, 1997 and dividends reinvested.

BOARD AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors consists of Ms. Brenner, Mr. Holman and Mr. Jones. All of the Audit Committee members meet the independence requirements of the National Association of Securities Dealers’ listing standards. The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of the accounting, auditing and reports practices of the Company, the independence and performance of the Company’s auditors and such other duties as the Board of Directors may assign to it. The Audit Committee reviewed and discussed the Company’s audited Consolidated Financial Statements for the fiscal year ended December 31, 2001 with the Company’s management. The Audit Committee also discussed with Deloitte & Touche LLP, the Company’s independent auditor, the auditor’s responsibilities, any significant issues arising during the audit, and other matters required to be discussed by SAS 61. The Audit Committee received the written disclosures and letter from its independent auditor required by Independence Standards Board Standard No. 1 and has discussed with its auditor its independence. Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Karen Brenner
Jonathan S. Holman
Jeremy M. Jones

PROPOSAL TWO — RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002, and is asking the stockholders to ratify this appointment.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors concludes that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the Company’s voting shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

      Deloitte & Touche LLP has audited the Company’s consolidated financial statements annually since 1986. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for its annual audit of the Company’s financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Form 10-Qs, during the fiscal year ended December 31, 2001 were $77,426.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered for (i) directly or indirectly operating, or supervising the operation of, the Company’s information system or managing the Company’s local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole for the fiscal year ended December 31, 2001.

      All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services rendered other than those described under the caption Audit Fees above were $23,337 for the fiscal year ended December 31, 2001.

      The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2002 and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the Proxy.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires each of the Company’s directors and officers, and each beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission an initial report of the person’s beneficial ownership of the Company’s equity securities and subsequent reports regarding changes in such ownership. To the Company’s knowledge, each person who was so subject to Section 16(a) with respect to the Company at any time during fiscal year 2001 filed on a timely basis all such reports required for the year, except for Dana Hallberg, a Company executive officer who, due to administrative oversight by the Company, did not file a timely report relating to the sale of certain Common Stock on December 5, 2001 and December 6, 2001.

ANNUAL REPORT AND FORM 10-K

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 2001 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

      The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of this report for the year ended December 31, 2001 is included in the Company’s 2001 Annual Report which has been mailed with this Proxy Statement. Stockholders may obtain an additional copy of this report, without charge, by writing to “Investor Relations Department” at the Company’s principal executive offices, 26651 West Agoura Road, Calabasas, California 91302.

SHAREHOLDER PROPOSALS

      Proposals which stockholders intend to present at the 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received at the Company’s principal offices in Calabasas, California no later than January 6, 2003 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after March 22, 2003 and the Company will not be required to present any such proposal at the 2003 Annual Meeting of Stockholders. If the Board of Directors decides to present a proposal despite its untimeliness, the persons named in the proxies solicited by the Board of Directors for the 2003 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

      The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

By Order of the Board of Directors

RONALD W. RUDOLPH
Secretary

Dated: May 6, 2002

ON ASSIGNMENT, INC.

26651 West Agoura Road, Calabasas, CA 91302
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement and appoints Joseph Peterson, M.D. and Ronald W. Rudolph and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of On Assignment, Inc. (the “Company”) held of record by the undersigned on April 22, 2002, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held June 18, 2002, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

Ú   (PLEASE DATE AND SIGN ON THE REVERSE SIDE)   Ú

1. To elect the following directors to serve until the 2005 annual meeting of stockholders or until his successor is elected and qualified:

ELECTION OF DIRECTORS	FOR	WITHHOLD AUTHORITY TO VOTE	*EXCEPTIONS

Nominees: 01 Jonathan Holman, 02 Joseph Peterson, M.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provide below.)

EXCEPTIONS

2. To ratify the Board of Director’s selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.

Please sign exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

Dated:____________________________________________________, 2002

Signature

Signature if held jointly

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Please Detach Here

Ú   You Must Detach This Portion of the Proxy Card   Ú
Before Returning it in the Enclosed Envelope